EXHIBIT 99.1

CAMAC Energy Appoints Interim Chief Financial Officer

HOUSTON, TEXAS – March 7, 2012 – CAMAC Energy Inc. (NYSE Amex:  CAK), a U.S.-based energy company engaged in the exploration, development and production of oil and gas, today announced that it has appointed Earl W. McNiel as interim Chief Financial Officer of the Company effective March 1, 2012.

Mr. McNiel has more than thirty years of experience with public companies, primarily in the energy and waste management industries, and has broad experience in the areas of corporate finance, mergers and acquisitions, and financial reporting.  From 2004 to 2009, he served as Vice President and Chief Financial Officer of Transmeridian Exploration Incorporated, an independent oil and gas exploration and production company.  From 1994 to 2004, he was a senior executive with Pride International, Inc., an international oilfield service provider and drilling contractor, serving as Chief Financial Officer, Vice President of Planning & Corporate Development, and Chief Accounting Officer.  Prior to joining Pride, Mr. McNiel served as a senior financial executive with several waste management companies and an oilfield service company. He began his career in public accounting with a major international accounting firm.

Chairman and CEO Dr. Kase Lawal commented, “Earl’s broad experience in the capital markets will help us advance our strategy of exploring and developing our assets in Africa, while simultaneously expanding our footprint through the acquisition of prime frontier exploration acreage. In addition, his extensive background as a public company Chief Financial Officer will be an asset to the management team and strengthen the Company’s ability to execute its growth plans.”

About CAMAC Energy Inc.

CAMAC Energy Inc. (NYSE Amex: CAK) is a U.S.-based energy company engaged in the exploration, development and production of oil and gas. The Company currently has operations in Nigeria and, through its Pacific Asia Petroleum subsidiaries, in China. The Company's principal assets include interests in OML 120 and OML 121, offshore oil leases in deepwater Nigeria that started production from the Oyo Oilfield in December 2009, and a 100% interest in the Zijinshan Block gas asset located in the Shanxi Province, China. The Company was founded in 2005 and has offices in Houston, Texas, Beijing, China, and Lagos, Nigeria.

Investor Relations Contact:
ICR
(832) 209-1419
IR@camacenergy.com

Liviakis Financial Communications, Inc.
John Liviakis,CEO
415-389-4670

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